EXHIBIT 3.1

AMENDMENT NO. 1 TO
THE
AMENDED AND RESTATED BY-LAWS
OF
CENTURY ALUMINUM COMPANY

(A Delaware corporation)

(As adopted by the Board of Directors of
Century Aluminum Company (the “Company”) on December 8, 2015)

This Amendment No. 1 to the Amended and Restated By-Laws of Century Aluminum Company (the “By-Laws”) hereby amends the By-Laws in the following respects:

1.              The following new Article XIV is hereby added:

“Article XIV. Exclusive Forum. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.”

2.              The By-Laws, as amended hereby, shall continue in full force and effect, strictly in accordance with their terms and are in all respects ratified and confirmed.

The undersigned certifies that this Amendment No. 1 to the Amended and Restated By-Laws of Century Aluminum Company has been adopted by the Board of Directors of the Company as of the date first set forth above.

By:	/s/ Jesse E. Gary
Jesse E. Gary
Executive Vice President, General Counsel and Secretary